Free Writing Prospectus

Filed Pursuant to Rule 433

Dated April 17, 2018

Registration Statement Nos. 333-208514 and 333-208514-06

$1.1+BN Ford Credit Auto Lease Trust 2018-A

Active Bookrunners:     Barclays (str), BNPP, Credit Suisse Passive Bookrunners:  HSBC, Lloyds

Co-Managers:   Banco de Brasil, BNY Mellon

Selling Group:   Academy, Loop, Drexel Hamilton

CLS	$AMT(mm)	WAL	S&P/MDY	WIN	L.FNL	BENCH	SPREAD	YLD%	CPN	PRICE
A-1	191.000	0.34	A-1+/P-1	1-8	05/19	Yld	2.30%	2.300%	2.30%	100.00000
A-2A	350.000	1.15	AAA/Aaa	8-20	12/20	EDSF+	22	2.732%	2.71%	99.99260
A-2B	100.000	1.15	AAA/Aaa	8-20	12/20	1mL+	22		L+22	100.00000
A-3	280.000	1.91	AAA/Aaa	20-26	06/21	EDSF+	28	2.950%	2.93%	99.99629
A-4	79.000	2.25	AAA/Aaa	26-28	08/21	IntS+	36	3.071%	3.05%	99.99674
B	56.190	2.37	AA/Aa1	28-29	09/21	IntS+	48	3.201%	3.17%	99.97763
C	52.430	2.49	*Not offered*

BBERG TICKER:	FORDL 18-A	OFFERING TYPE:	SEC-Registered
EXPECTED PXG:	PRICED	EXPECTED RTGS:	S&P/Moody’s
EXPECTED SETTLE:	04/24/18	PRICING SPEED:	100% PPC to Maturity
BILL & DELIVER:	Barclays	ERISA ELIGIBLE:	YES

Available Materials:
* Preliminary Prospectus & Ratings FWP
* DealRoadshow: www.dealroadshow.com		Passcode FORDL18A
* Intex CDI File (attached)		Passcode Y7JB

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.